Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Jerash Holdings (US), Inc. on Form S-3 (File No. 333-231395, File No. 333-258447 and File No. 333-264265) and the Registration Statements on Form S-8 (File No. 333-223916 and File No. 333-255028) of our report dated June 27, 2022 relating to our audits of the consolidated financial statements of Jerash Holdings (US), Inc. for the years ended March 31, 2022 and 2021, which appears in the annual report on Form 10-K of Jerash Holdings (US) Inc. filed with the Securities and Exchange Commission on June 27, 2022.

/s/ Friedman LLP
New York, New York
June 27, 2022